Exhibit 99.1: Peoples Financial Corporation Press Release Dated October 28, 2015

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS RESULTS FOR

THIRD QUARTER OF 2015

BILOXI, MS (October 28, 2015 ) — Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported a net loss of $2,553,000 for the third quarter of 2015, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

Impacting the company’s net loss for the third quarter of 2015 was a loss of $1,695,000 from the credit impairment of bonds issued by a municipality. Principal and interest payments due under the current terms of the bonds are to be funded by property tax collections by the related municipality. The impairment loss is the result of a significant reduction in the assessed value of the related real estate parcels, which has reduced the expected cash flows to be collected. Accrued interest of $92,564 relating to these securities was charged off during the third quarter of 2015.

Financial results for the third quarter of 2015 include significant improvement in the company’s asset quality. The provision for loan losses for the third quarter of 2015 was $285,000 compared to $3,541,000 for the same period last year. The loan loss provision decrease over the prior year was primarily related to the improved quality of the loan portfolio. Charge-offs decreased during the third quarter of 2015 to $1,580,000 compared to $2,244,000 for the same period last year. Non-accrual loans as of September 30, 2015 were $18,658,000 compared to $33,451,000 as of September 30, 2014. The allowance for loan losses as a percentage of total loans was 2.40% as of September 30, 2015 compared to 3.07% as of September 30, 2014.

As of September 30, 2015, Other Real Estate (“ORE”) was $10,867,000 compared to $9,710,000 at September 30, 2014. ORE for the third quarter of 2015 includes results from the company’s auctioning of 18 real estate parcels with a carrying value of $1,768,112 for a loss of $857,815. Foreclosures year to date for 2015 totaled $7,279,000 compared to $1,144,000 year to date for 2014 while sales of ORE year to date 2015 totaled $3,615,000 compared with $845,000 year to date for 2014.

“Overall, we are pleased with the improvement of our asset quality,” said Swetman. “We are steadfast in our commitment to furthering strategies to enhance the company’s future profitability,” he added.

Loss per weighted average share for the third quarter of 2015 was $0.50, compared to a loss of $0.35 per weighted average share in the third quarter of 2014. Per share figures are based on weighted average common shares outstanding of 5,123,186 for the three-month periods ended September 30, 2015 and 2014.

The Company’s primary capital ratio increased to 14.89% as of September 30, 2015, compared to 14.77% at the end of the same period in 2014.

Founded in 1896, with $657 million in assets as of September 30, 2015, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net interest income	$4,511	$4,896	$13,860	$15,855
Provision for loan losses	285	3,541	2,807	4,615
Non-interest income	1,684	2,079	5,430	6,576
Non-interest expense	8,463	6,487	21,792	20,279
Income taxes		(1,254)		(1,578)
Net loss	(2,553)	(1,799)	(5,309)	(885)
Loss per share	(.50)	(.35)	(1.04)	(.17)

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Allowance for loan losses, beginning	$9,550	$9,434	$9,206	$8,934
Recoveries	122	279	197	493
Charge-offs	(1,580)	(2,244)	(3,833)	(3,032)
Provision for loan losses	285	3,541	2,807	4,615

Allowance for loan losses, ending	$8,377	$11,010	$8,377	$11,010

ASSET QUALITY

	September 30,
	2015	2014
Allowance for loan losses as a percentage of loans	2.40%	3.07%
Loans past due 90 days and still accruing	$50	$1,278
Nonaccrual loans	18,658	33,451

PERFORMANCE RATIOS (annualized)

	September 30,
	2015	2014
Return on average assets	(1.05%)	(.15%)
Return on average equity	(7.59%)	(1.17%)
Net interest margin	3.15%	3.32%
Efficiency ratio	132%	114%
Primary capital	14.89%	14.77%

BALANCE SHEET SUMMARY

	September 30,
	2015	2014
Total assets	$656,649	$753,270
Loans	348,699	358,192
Securities	225,036	285,990
Other real estate (ORE)	10,867	9,710
Total deposits	527,579	570,478
Shareholders’ equity	91,595	102,373
Book value per share	17.88	19.98
Weighted average shares	5,123,186	5,123,186